UNITED STATES
                        SECURITIES AND EXCHANGE COMMISION
                             WASHINGTON, D.C. 20549


                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number: 1-1363
                                                                          ------



                               Envirosource, Inc.
                              --------------------
             (Exact name of registrant as specified in its charter)

                           1155 Business Center Drive
                        Horsham, Pennsylvania 19044-3454
                                 (215) 956-5654
--------------------------------------------------------------------------------
(Address,  including zip code,  and telephone  number,  including  area code, of registrant's principal executive offices)

                           9 3/4% Senior Notes due 2003
                      9 3/4% Senior Notes due 2003, Series B
                      --------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
(Titles of all other  classes  of  securities  for which a duty to file  reports under section 13(a) of 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a) (1) (i)      |_|             Rule 12h-3(b) (1) (i)      |_|
Rule 12g-4(a) (1) (ii)     |_|             Rule 12h-3(b) (1) (ii)     |_|
Rule 12g-4(a) (2) (i)      |_|             Rule 12h-3(b) (2) (i)      |_|
Rule 12g-4(a) (2) (ii)     |_|             Rule 12h-3(b) (2) (ii)     |_|
                                           Rule 15d-6                 |X|

Approximate  number of holders of record as of the certification or notice date:
13
--

                                    SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, Envirosource, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                       ENVIROSOURCE, INC.


Date:  July 24, 2001                   By: /s/ John T. DiLacqua
                                           -------------------------------------
                                           John T. DiLacqua
                                           President and Chief Executive Officer